Exhibit 10.11
AMENDMENT NO. 1 TO
NORTHFIELD BANK
NON-QUALIFIED DEFERRED COMPENSATION PLAN
          This Amendment No. 1 to the Northfield Bank Non-Qualified Deferred Compensation Plan (the “Plan”) is made effective as of the 1st day of January, 2008, unless otherwise set forth herein.
          WHEREAS, Northfield Bank (the “Employer”) adopted the Plan, effective January 1, 2005; and
          WHEREAS, the Employer desires to revise the Plan to comply with certain technical requirements of the final Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended, in April 2007.
          NOW, THEREFORE, the Plan is hereby amended as specifically provided herein, it being understood and agreed that except with respect to the amendments specifically provided for herein, the remaining terms of the Plan shall remain in full force and effect:
1.	Section 2.11 is hereby amended to read as follows:

“Benefit Eligibility Date” means the date on which the Participant is entitled to receive his or her Deferred Compensation, which shall be the earlier of the occurrence of the events described in Sections 7.1, 7.2, 7.3, or 7.5.

2.	Section 2.13(B) shall be revised to change the reference to “35% or more of the total voting power” to a reference to “30% or more of the total voting power.”

3.	The following sentence shall be added to the end of Section 2.21 to read as follows:

Disabled shall also refer to a determination by the Social Security Administration that the Participant is totally disabled.

4.	Section 2.42 shall be amended by adding the following sentence after the first sentence thereof:

An “unforeseeable emergency” shall also include a severe financial hardship to the Participant resulting from illness or an accident of the Participant’s Beneficiary.

5.	The last sentence of Section 7.1 is hereby amended to read as follows:

If a Participant does not provide such advance written notice, the Administrator may delay, in his or her sole discretion, the initial installment or single lump-sum payment for such additional period of time as he or she shall require, but in no event shall such delay extend beyond 90 days following the Participant’s Separation from Service, except as required by Section 7.10 hereof.

6.	Section 7.4 is hereby amended to read as follows:

Subject to the provisions of Section 6.2, upon submission by a Participant of documentation specified by the Administrator in support of establishing an Unforeseeable Emergency, and acceptable to the Administrator in establishing such severe financial hardship, Plan payments in an amount determined by the Administrator and consistent with Section 2.42 shall be distributed to the Participant in a single cash lump sum distribution within 30 days.

7.	Section 7.7 is hereby amended to read as follows:
(a) Time of Payment. Participant’s Deferred Compensation shall be payable within 90 days following the Participant’s Benefit Eligibility Date, unless the Participant elects a specified date of commencement in accordance with Section 7.6.
(b) Form of Payment. Payments of Deferred Compensation shall made according to whichever of the following payment choices the Participant shall designate in his or her Deferred Compensation Distribution Election Form:
     (1) in a single cash lump sum distribution, in which case the amount of payment shall be equal to the amount of the entire balance credited to the Participant’s account as of the last Accounting Date before the Participant’s Benefit Eligibility Date.
     (2) in such number of annual installment payments (not to exceed fifteen such payments) as the Participant shall specify in his or her Deferred Compensation Distribution Election Form, in which case the amount of each payment shall be determined as of the last Accounting Date before the Participant’s Benefit Eligibility Date (or, in the case of the second and subsequent installments, the anniversary of such date) and shall be equal to the quotient of (A) the entire amount then credited to the Participant’s Deferred Compensation account, divided by (B) the number of installment payments remaining to be made.
Notwithstanding the foregoing, the Participant must elect the form of payment in his or her Deferred Compensation Distribution Election Form prior to the deferral of the Deferred Compensation to which it relates, or if made later, then such election must comply with Section 7.9 hereof. If the Participant fails to designate a payment schedule in his or her Deferred Compensation Distribution Election Form, or if the entire balance credited to the Participant’s Deferred Compensation account as of the last Accounting Date prior to the Benefit Eligibility Date is less than the applicable dollar amount under Code Section 402(g)(1), then payment shall be made in a single cash lump sum distribution.

8.	The following is hereby added to the end of Section 7.9 to read as follows:

Notwithstanding the foregoing, the Participant may change his or her existing designations without any restrictions provided above, provided that such change is made on or before December 31, 2008.

9.	Section 7.10 is hereby amended to read as follows:

In the case of a Plan distribution to a Key Employee on account of Separation from Service (other than due to death or being Disabled), any payments to which the Participant is entitled for the first 6 months following his or her Separation from Service shall be held and shall be paid to the Participant on the first day of the seventh month following the Participant’s Separation from Service.

10.	Section 10.3 is hereby amended to read as follows:
(a) Effective January 1, 2008 and except as set forth in sub-section 10.3(e) hereof, the Savings Benefit payable to an eligible Participant in accordance with Article 9, shall be equal to the value of all amounts credited to the Participant’s Deferral Credit Account, payable in accordance with a Participant’s Defined Contribution Distribution Election Form and this Section 10.3.
(b) Time of Payment. Participant’s Savings Benefit shall be payable within 90 days following the Participant’s Benefit Eligibility Date.
(c) Form of Payment. Payments of Savings Benefit shall made according to whichever of the following payment choices the Participant shall designate in his or her Defined Contribution Distribution Election Form, attached hereto as Exhibit 2:
     (1) in a single cash lump sum distribution, in which case the amount of payment shall be equal to the amount of the entire balance credited to the Participant’s Deferral Credit Account as of the last Accounting Date before the Participant’s Benefit Eligibility Date.
     (2) in such number of annual installment payments (not to exceed fifteen such payments) as the Participant shall specify in his or her Defined Contribution Distribution Election Form, in which case the amount of each payment shall be determined as of the last Accounting Date before the Participant’s Benefit Eligibility Date (or, in the case of the second and subsequent installments, the anniversary of such date) and shall be equal to the quotient of (A) the entire amount then credited to the Participant’s Deferral Credit Account, divided by (B) the number of installment payments remaining to be made.
Notwithstanding the foregoing, the Participant must elect the form of payment in his or her Defined Contribution Distribution Election Form by December 31, 2008 or within thirty (30) days of becoming eligible under the Plan, if later. Notwithstanding the foregoing, a Participant may change an election from lump sum to installments after December 31, 2008, provided that such changed election must comply with Section 7.9 hereof.

(d) Failure to Designate Payment Form. If the Participant fails to designate a payment schedule in his or her Defined Contribution Distribution Election Form, or if the entire balance credited to the Participant’s Deferral Credit Account as of the last Accounting Date prior to the Benefit Eligibility Date (when aggregated with the Participant’s balance under all other plans with which this benefit must be aggregated) is less than the applicable dollar amount under Code Section 402(g)(1)), then payment shall be made in a single cash lump sum distribution.
(e) Payment during Transition Period. Notwithstanding any provision of this Plan to the contrary, in the event that a Participant has a Separation from Service during the transition period under Code Section 409A, the Participant’s Supplemental Savings Benefit shall be paid in accordance with the terms of the Northfield Savings Bank Non-Qualified Deferred Compensation Plan, dated April 12, 2004 (As Amended and Restated Effective January 1, 2004) to the extent consistent with the requirements of Code Section 409A as set forth in the Treasury Regulations and IRS Notices 2006-79 and 2007-86.
11.	The following is hereby added to the end of Section 11.1 to read as follows:

Notwithstanding the foregoing, effective January 1, 2008, the Participant’s Savings Benefit shall be payable in a lump sum, unless the Participant elects an alternative form of payment. Such election shall be made in the Participant’s Defined Contribution Distribution Election Form (or the Participant’s Enrollment Agreement, to the extent consistent with Code Section 409A), attached hereto as Exhibit 2, by no later than the later of (i) 30 days following the date on which the Participant is eligible to participate in the Plan or (ii) December 31, 2008.

11.	The following is hereby added to the end of Section 11.2 to read as follows:

Notwithstanding the foregoing, effective January 1, 2008, the Participant’s Savings Benefit shall commence within 90 days following the Participant’s Benefit Eligibility Date and shall be paid in the manner set forth in the Defined Contribution Distribution Election Form (or the Participant’s Enrollment Agreement, to the extent consistent with Code Section 409A).

12.	Section 12.4 is hereby amended to read as follows:

With respect to Savings Benefits, all amounts credited to the Participant’s Deferral Credit Account shall be payable to the Participant’s surviving spouse, if any, as a Supplemental Surviving Spouse Benefit, in accordance with Sections 10.3 and 11.2.

13.	Section 12.5 shall be revised by substituting the following for the language after “(b):”

“all amounts credited to the Participant’s Deferral Credit Account shall be payable to the Participant’s Beneficiary in accordance with Sections 10.3 and 11.2.”

14.	Section 14.2(c) is hereby amended to read as follows:

The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer, (ii) all arrangements sponsored by the Employer that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Employer does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

15.	Section 15.7 shall be added to read as follows:
15.7	Tax Withholding and Payment of Code Section 409A Taxes.
The Employer may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation that is in effect. This Plan shall also permit the acceleration of the time or schedule of a payment to pay taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.
16.	Section 15.8 shall be added to read as follows:
15.8	Acceleration of Payments.
Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Employer, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Employer; (vi) in satisfaction of certain bona fide disputes between the Participant and the Employer; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.”
[Signature Page Follows]

          IN WITNESS WHEREOF, the Employer has caused this Amendment No. 1 to be executed on their behalf by its duly authorized officer as of the date first written above.

NORTHFIELD BANK
Dated:	December 18, 2008	By:	/s/ Madeline G. Frank